Exhibit 15.1

Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form F-3 Nos. 333-269839, 333-266047, 333-248670, and 333-255408) of SciSparc Ltd., and

(2)	Registration Statements (Form S-8 Nos. 333-225773 and 333-278437) pertaining to the Therapix Biosciences Ltd. Israeli Share Option Plan (2015) and SciSparc Ltd. 2023 Share Incentive Plan, respectively, into our report dated April 24, 2025 with respect to the consolidated financial statements of SciSparc Ltd. included in this Annual Report (Form 20-F) of SciSparc Ltd. for the year ended December 31, 2024.

/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
April 24, 2025	A member firm of EY Global